For Immediate Release

Contacts: William R. Gargiulo, Jr.    312-526-1244
                  Donna Felch, CFO            312-595-9123

THE FEMALE HEALTH COMPANY REPORTS RECORD RESULTS FOR FISCAL YEAR 2008, AT HIGH END OF GUIDANCE

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS RISES 215% TO $4.8 MILLION ($0.18 PER DILUTED SHARE)

Highlights:

Fourth Quarter –
●	Net revenue up 52% to $7.8 million
●	Net income attributable to common stockholders increases 108% to $2.3 million
●	Gross profit margin widens to 44.8% of net revenues vs. 39.3% of net revenues in prior-year period
●	Operating income exceeds $1 million for first quarter in Company’s history

FY2008 –
●	Unit sales up 34% to 34.7 million female condoms
●	Net revenue increases 33% to $25.6 million
●	Operating income rises 252% to $3.2 million
●	Net income attributable to common stockholders up 215% to $4.8 million

CHICAGO, December 1, 2008- The Female Health Company (AMEX: FHC - News), which manufactures and markets the FC Female Condom®, today reported record operating results for the quarter and fiscal year ended September 30, 2008.

For the three months ended September 30, 2008, net revenues increased 52% to $7.8 million, compared with $5.2 million in the quarter ended September 30, 2007.  The Company reported net income attributable to common stockholders of $2.3 million, or $0.08 per diluted share, in the fourth quarter of FY2008, versus $1.1 million, or $0.04 per diluted share, in the corresponding period of the previous fiscal year.

In the fourth quarter of FY2008, the Company recorded a favorable currency gain of $0.9 million and a tax benefit of $0.2 million. Pretax income exclusive of currency gain totaled $1.3 million, an increase of 211% when compared with pretax income exclusive of currency loss of $0.4 million in the final quarter of FY2007.

Gross profit increased 73% to $3.5 million, or 44.8% of net revenues, in the most recent quarter, compared with $2.0 million, or 39.3% of net revenues, in the fourth quarter of FY2007.  Operating income increased 206% to $1.2 million in the three months ended September 30, 2008, compared with $0.4 million in the corresponding period of the previous fiscal year.  This was the first quarter in which the Company reported operating income in excess of $1 million.

The Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling, and shipping of products.

For the year ended September 30, 2008, net revenues increased 33% to $25.6 million, compared with $19.3 million in FY2007.  Gross profit increased 50% to $10.7 million, or 41.9% of net revenues, in FY2008, compared with $7.2 million, or 37.0% of net revenues, in FY2007.  Operating income rose to $3.2 million, a 252% improvement from $0.9 million in FY2007.  In FY2008, the Company sold 34.7 million female condoms, an increase of 34% over the 25.9 million units sold in FY2007.

Net income attributable to common stockholders for FY2008 totaled $4.8 million, or $0.18 per diluted share, representing a 215% increase when compared with net income attributable to common stockholders of $1.5 million, or $0.06 per diluted share, in FY2007.  In FY2008, the Company recorded a currency gain of $1 million and recognized a tax benefit of $0.8 million. Pretax income exclusive of the currency gain totaled $3.2 million, which represented an increase of 245% over FY2007 pretax net income exclusive of currency loss of $0.9 million. The Company’s pretax earnings guidance for FY2008 was an increase of 200% to 250% over pretax earnings for FY2007

The Company generated $4.2 million in cash from operations during FY2008, and its fiscal year-end cash position was approximated $2.1 million, compared with $0.9 million at the end of FY2007.  Cash expenditures in FY2008 included approximately $2.7 million for capital improvements and common stock repurchases and preferred stock redemptions.  The Company currently has no outstanding debt and $1.5 million in unused credit lines.

In January 2007, the Company announced a Stock Repurchase Program under the terms of which up to one million shares of its common stock could be purchased during the subsequent twelve months. In 2008, the Board of Directors expanded the program to a maximum of two million shares and continued the program to December 31, 2009. Through September 30, 2008, the Company has purchased 841,000 shares for $2.1 million (an average price of $2.54 per share).

“We are pleased to report record sales, earnings and unit shipments in the most recent fiscal year and believe this strong performance directly reflects the growing demand for the female condom and an expansion in the number of women receiving protection world-wide,” stated O.B. Parrish, Chief Executive Officer of The Female Health Company.  “The improvement in gross profit margins during fiscal 2008 can be attributed to a shift in product mix towards our second-generation FC2 Female Condom and the spreading of corporate overhead across an expanding revenue base.

“We ended the fiscal year with the strongest balance sheet in our Company’s history,” continued Parrish.  “Total cash balances increased 141% during fiscal 2008 to approximately $2.1 million (vs. approximately $0.9 million), even after our investment of approximately $2.7 million in the repurchase of common stock, redemption of preferred stock and capital improvements during the twelve months ended September 30, 2008.

FY2009 Earnings Guidance: The Company expects unit sales to increase 20% to 25% and pretax earnings exclusive of currency gains or losses to increases 50% to 60% in FY2009.

Investor Conference Call

The Company will host an investor conference call today at 11:00 Eastern Time to discuss FY2008 operating results and other topics of interest.

Shareholders and other interested parties may participate in the conference call by dialing 800-860-2442 (international participants dial 412-858-4600) and asking to be connected to the ‘Female Health Company Conference Call’,  a few minutes before 11:00 a.m. EST on December 1, 2008.  A replay of the call will be available one hour after the call through 5:00 pm on December 15, 2008 by dialing 877-344-7529 (international callers dial 412-317-0088) and entering the conference ID 425576.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, specifically pretax income exclusive of currency (gain) loss.  Management believes that the presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because currency gains and losses can fluctuate significantly between periods, the Company believes that the presentation of this non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release in a table below.

About The Female Health Company

The Female Health Company (FHC), headquartered in Chicago, IL, is the maker of the FC Female Condom (FC1 and FC2), a revolutionary option offering women dual protection against both sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy. FHC was created as a worldwide company in February 1996 with the purchase of Chartex Resources Ltd., the holder of exclusive worldwide rights to FC1. The Company holds exclusive product and technology patents for FC1 in the United States, Australia, Brazil, Canada, France, Germany, Italy, Spain, the United Kingdom, the People’s Republic of China, South Korea and Japan.  Patents are pending for FC2.  FHC is the sole manufacturer and marketer of the FC1 and FC2 female condoms in the world.

The Female Health Company and its partners currently market the Female Condom under FC Female Condom®, FC2 Female Condom®, Reality®, Femidom®, Femy®, and Care® in the rest of the world.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org . If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com .

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include the Company's financial guidance for fiscal 2009.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's productioncapacity; efficiency and supply constraints; and other risks detailed in the Company's press releases, shareholder communication and Securities and Exchange Commission filings, including the Company’s Form 10-KSB for the fiscal year ended September 30, 2007. Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

(Financial Highlights Follow)

The Female Health Company Unaudited Condensed Consolidated Balance Sheets
	September 30, 2008	September 30, 2007
Cash	$1,922,148	$799,421
Restricted cash	211,873	86,435
Accounts receivable, net	6,810,050	6,080,153
Inventory	1,322,652	1,372,582
Prepaid and other current assets	414,040	399,536
Deferred income taxes	1,600,000	825,000
Total current assets	12,280,763	9,563,127

Other non-current assets	55,330	251,536
Net property, plant & equipment	1,494,645	1,378,885
Total assets	$13,830,738	$11,193,548

Accounts payable	$621,115	$806,134
Accrued expenses	2,385,540	1,532,170
Preferred dividends payable	25,068	53,025
Total current liabilities	3,031,723	2,391,329

Obligations under capital leases	49,597	23,176
Deferred gain on sale of facilities	836,733	1,074,339
Deferred grant income	203,483	257,245
Total liabilities	4,121,536	3,746,089

Total stockholders’ equity	9,709,202	7,447,459
Total liabilities and stockholders' equity	$13,830,738	$11,193,548

	The Female Health Company Unaudited Condensed Consolidated Income Statements
	For the 3 Months Ended September 30,		For the 12 Months Ended September 30,
Net revenues	$7,839,973	$5,174,227	$25,634,126	$19,319,889

Cost of products sold	4,326,660	3,143,306	14,904,325	12,163,574

Gross profit	3,513,313	2,030,921	10,729,801	7,156,315

Advertising and promotion	62,455	48,854	223,800	179,874
Selling, general and administrative	2,138,314	1,527,722	7,038,060	5,864,436
Research and development	81,975	51,939	284,216	208,608
Total operating expenses	2,282,744	1,628,515	7,546,076	6,252,918
Operating income	1,230,569	402,406	3,183,725	903,397

Interest income, net of expense	(22,816)	(784)	(53,445)	(36,004)
Foreign currency transactions (gain) loss	(893,112)	62,580	(966,736)	70,488
Pretax income	2,146,497	340,610	4,203,906	868,913

Income tax benefit	(218,862)	(825,000)	(762,862)	(825,000)
Net income	2,365,359	1,165,610	4,966,768	1,693,913

Preferred dividends	25,068	40,643	137,506	161,248

Net income attributable to common stockholders	$2,340,291	$1,124,967	$4,829,262	$1,532,665

Net income per share- basic	$0.09	$0.04	$0.18	$0.06

Weighted average common shares outstanding - basic	26,112,376	25,970,280	26,116,499	24,952,440

Net income per share- diluted	$0.08	$0.04	$0.18	$0.06

Weighted average shares outstanding- diluted	28,052,370	28,145,652	27,983,263	26,398,565

Reconciliation of Non-GAAP Financial Information

Following is a reconciliation of the Non-GAAP financial measure of pretax income exclusive of currency (gain) loss to the nearest GAAP financial measure of pretax income for the three months and years ended September 30, 2008 and 2007:

	For the 3 Months Ended September 30,		For the 12 Months Ended September 30,
	2008	2007	2008	2007

Pretax income exclusive of currency (gain) loss	$1,253,385	$403,190	$3,237,270	$939,401
Foreign currency transactions (gain) loss	(893,112)	62,580	(966,736)	70,488
Pretax income	$2,146,497	$340,610	$4,203,906	$868,913